EXHIBIT 5

October 25, 2013

Securities and Exchange Commission

Judiciary Plaza

451 Fifth Street, NE

Washington, D.C.  20549

Re:          AAR CORP. — Registration of Common Stock on Form S-8

Ladies and Gentlemen:

I am Vice President and General Counsel of AAR CORP., a Delaware corporation (the “Company”), and I am issuing this opinion in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) covering the registration of 2,500,000 shares of its Common Stock, $1.00 par value per share (the “Common Stock”) (including the Common Stock Purchase Rights), issuable pursuant to the AAR CORP. 2013 Stock Benefit Plan (the “Plan”).

In this connection I have made such investigation and have examined such documents as I have deemed necessary in order to enable me to render the opinion contained herein.

Based on the foregoing, it is my opinion that, when issued in accordance with the terms of the Plan, and pursuant to the Registration Statement, the Common Stock will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and I express no opinion with respect to the laws of any other jurisdiction.  The opinion expressed in this opinion letter is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and I assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to my attention after that date or any changes in law that may occur or become effective after that date.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

By:	/s/ Robert J. Regan
Robert J. Regan
Vice President and General Counsel